LETTER OF INTENT

The intent of this Letter is to provide a written expression of the mutual interest of the following Parties:

"Buyer(s)": Royale Associates LLC and "Seller(s)": Ixtapa Palace Hotel

in which Buyer(s) would purchase the goods and services as set forth in this Letter from Seller(s).

This Letter also outlines some of the terms and conditions that a future agreement would include, as well as the exchange of information and documents that should take place in advance of the future agreement. The future agreement would require further documentation and approvals and the preparation of a definitive agreement which would set forth the material terms and a commitment from the Buyer(s) to purchase and the Seller(s) to sell.

1. Prospective Transaction

The transaction, which the Parties have expressed a mutual interest in, involves: the exclusive right to market and sell RCI Vacation Packages from Seller(s) to the Buyer(s) ("Prospective Transaction").

2. Liabilities of the Parties.

Buyer would not assume any liabilities or obligations of Seller(s). Seller remains responsible for maintaining the Ixtapa Palace. Seller does not assume any liability that occurs during the sales process.

3. Initial objectives.

1. Royale Associates LLC. shall have the exclusive Rights to market and sell (RCI-LATAN) sanctioned Ixtapa Place Hotel-Vacation Packages that include (for the RA LLC client) RCI website activation and membership. The term for this exclusive right to sell and market is 10 years. This exclusive right to "market and sell" shall come with a territory that covers North America with the first right of refusal for Europe and Asia.
2. Ixtapa Palace Hotel agrees to provide ALL SERVICES required to satisfy RAL LC and its clients.
3. Ixtapa Palace Hotel agrees to adhere and compliment RCI standards; in addition, The owners of Ixtapa Palace agree to introduce RAL LC to RCI-LATAN's senior and junior management and acquiesce to direct contact to same by phone, email, or person by RAL LC principles.
4. As discussed Brandon, upon affirmation of a definitive agreement, as an employee of RALLC is responsible for RCI activations, such activations however, are initiated directly by RA LLC.

4. Purchase Price.

The Prospective Transaction would involve payment from Buyer(s) to Seller(s) under the following terms: A total kit cost of $400 is due from Buyer to Seller for each activation that is made into RCI. Buyer will pay RCI their activation fee directly and will pay Seller the balance remaining on the Friday following a week that ends on Sunday. Weeks here are defined as Monday to Sunday.

5. Definitive Agreement

The Definitive Agreement will be structured as a purchase and sale of assets and will include customary covenants, conditions and warranties.

7. Non-Binding Agreement

The provisions in this Letter of Intent are for informational purposes only and are non binding on all Parties. The Prospective Transaction requires further negotiation and documentation, including preparing and executing a final agreement. This letter does not require either party to proceed to the completion of a binding final agreement. The parties shall not be contractually bound to the sale, purchase or transfer listed above unless and until they enter a formal, written final agreement, which must be in form and content satisfactory to each party and to each party's legal counsel, in their sole discretion.

8. Public Announcements and Confidentiality Agreement

All parties hereby agree not to release any information to the public with regards to this letter or any potential agreement without the separate written consent of all parties involved. All parties agree that the terms of this letter of intent and any negotiations shall remain confidential between the parties and their legal representation.

9. Authority to Enter Letter of Intent

The parties signing this letter affirms they are an authorized representative of their respective companies and have the authority to enter this Letter of Intent.

10. Closing, Termination of Letter

Closing shall occur no later than 30 days from the date the last signature is affixed hereto unless mutually extended by the Parties. The Letter of Intent terminates if a final contract does not occur or has not been extended or if either Party provides written notice of termination. If the Letter terminates, the paragraph entitled "Public Announcements and Confidentiality Agreement" survives termination and continues to bind the Parties, as does any separately executed Confidentiality Agreement.

11. Expenses Associated with this Letter of Intent and Due Diligence

The Parties agree to bear their own expenses, including attorney's and professional fees associated with any due diligence or any other matter associated with this Prospective Transaction.

12. Governing Law

This letter shall be governed by the laws of the state of Nevada.

Sincerely,

Agreed to by Buyer(s)

Royal Associates, LLC ______________________________ Date: __________

And Accepted and Agreed to by Seller(s)

Ixtapa Palace Hotel Javier Sanchez Date: 6/8/16

Lic. Javier Sanchez Campos. Legal Representative